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Exhibit 21.1

Subsidiaries of the Registrant	Jurisdiction of Incorporation or Formation
The Armor All / STP Products Company	Delaware
STP Products Manufacturing Company	Delaware
Armored AutoGroup Sales Inc.	Delaware
AA Group (U.S.)—A LLC	Delaware
AA Group (U.S.)—B LLC	Delaware
Shanghai AAG Automotive Products Trading Co., Ltd.	China
Armored Auto (UK) LP	United Kingdom
AAG UK Parent Limited	United Kingdom
Armored Auto UK Ltd.	United Kingdom
AAG UK Holding Limited	United Kingdom
Kent Chamois Company Limited	United Kingdom
Armored AutoGroup Canada ULC	Canada
Armored AutoGroup New Zealand ULC	New Zealand
Armored AutoGroup Australia Pty Ltd	Australia
Armored AutoGroup Malaysia Sdn. Bhd.	Malaysia
Armored AutoGroup HK Limited	Hong Kong
Armored AutoGroup Philippines Inc.	Philippines
Armored AutoGroup Puerto Rico LLC	Puerto Rico
Viking Acquisitions, S. de R.L. de C.V.	Mexico
Viking Acquisitions Servicios, S. de R.L. de C.V.	Mexico

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  Exhibit 21.1